Exhibit 99.1

For more information: Joe McCreery – Head of Investor Relations 903-988-6425 ir@martinmlp.com

FOR IMMEDIATE RELEASE

MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES AGREEMENT TO ACQUIRE CERTAIN SUBSIDIARIES

OF ATLAS PIPELINE PARTNERS, L.P. HOLDING INTERESTS IN WEST TEXAS LPG LIMITED PARTNERSHIP

KILGORE, TX – May 5, 2014 (GLOBE NEWSWIRE) – Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that it has entered into definitive documentation with a subsidiary of Atlas Pipeline Partners L.P. to acquire all of the outstanding membership interests in Atlas Pipeline NGL Holdings, LLC and Atlas Pipeline NGL Holdings II, LLC (collectively, “Holdings”) for $135 million, subject to customary post-closing adjustments (the “Transaction”). Holdings owns a 19.8% limited partnership interest and a 0.2% general partnership interest in West Texas LPG Pipeline L.P. (“WTLPG”). WTLPG is operated by Chevron Pipe Line Company, an affiliate of Chevron Corporation, which owns the remaining 80% interest.

WTLPG owns a common carrier natural gas liquids (“NGLs”) transportation pipeline system originating in the Permian Basin continuing across North Texas and through East Texas with delivery to Mont Belvieu, Texas for fractionation. In addition, the WTLPG system offers shippers access to several other connections including the Cajun-Sibon interstate pipeline in Southeast Texas. The WTLPG system features numerous receipt points including natural gas processing plants, truck loading facilities and NGL pipelines across multiple production basins. WTLPG owns approximately 2,300 miles of pipeline with long-haul capacity of approximately 240,000 barrels per day and volumes that have been at or near capacity since 2011. This Transaction marks the first significant investment by the Partnership tied to the growing Permian Basin.

Assuming no new growth capital investments, the Partnership expects to realize distributable cash flow from the acquisition of approximately $5 million for the remainder of 2014 and approximately $9 million for the full year 2015. To provide near-term economic support for the Transaction, the owners of the Partnership’s general partner, Martin Resource Management Corporation (“MRMC”) and Alinda Capital Partners (“Alinda”) have agreed to relinquish the next $3 million in incentive distribution rights that they otherwise would be entitled to receive. This general partner support makes the acquisition immediately accretive to distributable cash flow per limited partner unit.

Ruben Martin, President and Chief Executive Officer of Martin Midstream GP LLC, MMLP’s general partner said, “We’re excited to make this significant investment and participate in the transportation of the growing NGL production of West Texas and other basins along the WTLPG pipeline route. We believe the continued development of the Permian Basin and East Texas makes WTLPG a strategic long-term provider of NGL delivery to the market and fractionation points along the Gulf Coast. The Transaction positions the Partnership for further potential investment and creates a strategic growth platform for development of NGL infrastructure by the Partnership. The WTLPG business complements

MMLP’s existing East Texas NGL pipeline that delivers Y-grade NGL’s from East Texas production areas into Beaumont, Texas on a smaller scale. We look forward to working with our partners in WTLPG to pursue additional opportunities for growth through the WTLPG system. I’m excited about this transaction and I’m pleased that the owners of the general partner have decided to show their support for this transaction by forgoing incentive distribution rights.”

The Partnership will fund the Transaction using available capacity under its revolving credit facility and expects closing to occur in the second quarter of 2014.

About Martin Midstream Partners L.P.

Martin Midstream Partners L.P. is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership’s primary business lines include: (1) terminalling, storage and packaging services for petroleum products and by-products; (2) natural gas liquids distribution services and natural gas storage; (3) sulfur and sulfur-based products processing, manufacturing, marketing and distribution; and (4) marine transportation services for petroleum products and by-products.

Forwarding Looking Statements

Statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside MMLP’s control, that could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.